                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Holt's Cigar Holdings, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                           HOLT'S CIGAR HOLDINGS, INC.

                 [LOGO] NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000

         PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Holt's Cigar Holdings, Inc. ("Holt's Cigar") will be held at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053 on the 7th day of September, 2000, at 10:00 A.M., local time, to consider and act upon:

         1. Elect two Class I Directors of Holt's Cigar to serve until the 2003 Annual Meeting of Stockholders;

         2. The approval of the selection of PricewaterhouseCoopers LLP as Holt's Cigar's independent accountants for the fiscal year ending March 31, 2001;

         3. The approval of the increase by 150,000 of the shares of the common stock of Holt's Cigar which are subject to the 1997 Employee Stock Option Plan;

         4. The approval of the increase by 75,000 of the shares of the common stock of Holt's Cigar which are subject to the 1997 Non-Management Directors Stock Option Plan; and

         5. Such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

         Only Stockholders of record at the close of business on July 12, 2000 are entitled to notice of, and to vote at, the Annual Meeting. A list of Stockholders of Holt's Cigar as of the close of business on July 12, 2000 will be available for inspection during normal business hours from August 14, 2000 through September 6, 2000 at 12270 Townsend Road, Philadelphia, Pennsylvania 19154, starting at 10:00 A.M., local time.

                                                           /s/ MICHAEL PITKOW
                                                           Secretary

Dated: June 29, 2000

                           HOLT'S CIGAR HOLDINGS, INC.
                               12270 TOWNSEND ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the stockholders ("Stockholders") of Holt's Cigar Holdings, Inc. ("Holt's Cigar" or the "Company") in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held on September 7, 2000 at 10:00 A.M., local time, at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053, and at any postponements or adjournments thereof for the purposes set forth in the accompanying notice of meeting.

                                     GENERAL

         This solicitation is being made on behalf of the board of directors ("Board of Directors")of Holt's Cigar. The initial distribution of proxy materials is expected to be made on or about July 15, 2000. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised. Proxies received by the Board of Directors in such form will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy; if no specification is made, the shares represented by such proxy will be voted (i) for the election of directors as described in this Proxy Statement; (ii) for approval of the selection of PricewaterhouseCoopers LLP as independent accountants for Holt's Cigar for the fiscal year ending March 31, 2001; (iii) for the approval of the increase by 150,000 of the number of shares of the common stock of Holt's Cigar which are subject to the 1997 Employee Stock Option Plan; and (iv) for the approval of the increase by 75,000 of the number of shares of the common stock of Holt's Cigar which are subject to the 1997 Non-Management Directors Stock Option Plan. For voting purposes (as opposed to purposes of establishing a quorum) abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether the other matters to be voted on have been approved. Proposals by Stockholders for Holt's Cigar's 2001 Annual Meeting of Stockholders must be received by Holt's Cigar before Thursday, February 1, 2001.

         Management knows of no other matters which may be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxy in accordance with their judgment on such matters.

         The cost of solicitation of proxies by the Board of Directors will be borne by Holt's Cigar. Such solicitation will be made by mail, and in addition may be made by officers and employees of Holt's Cigar personally or by telephone, facsimile or telegram. Proxies and proxy materials will also be distributed through brokers, custodians and other similar parties.

         Each holder of a share of common stock, par value $0.001 per share, of Holt's Cigar (the "Common Stock") will be entitled to one vote for each share held of record by such person at the close of business on July 12, 2000 (the "Record Date"), which is the record date fixed by the Board of Directors for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of such date, Holt's Cigar had outstanding 6,245,593 shares of Common Stock (of which 397,865 are shares of treasury stock). Of the outstanding shares, 2,927,149 shares of Common Stock representing 46.9% of the outstanding shares of Common Stock are owned by Robert
G. Levin, President, Chairman of the Board and Chief Executive Officer of Holt's Cigar, and 1,522,964 shares of Common Stock, representing 24.4% of the outstanding shares of Common Stock are owned by the Fuente Investment Partnership, a Florida General Partnership which partnership interests are beneficially owned by Carlos A. Fuente, Sr., Carlos P. Fuente, Jr., and Cynthia Fuente Suarez. Carlos P. Fuente, Jr. and Cynthia Fuente Suarez are the children of Carlos A. Fuente, Sr. The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin. Collectively, and pursuant to that Agreement, Mr. Levin has informed Holt's Cigar that he will vote for the election of the nominees for election to the Board of Directors identified herein and for the ratification of PricewaterhouseCoopers, LLP as Holt's Cigar's independent accountants. The affirmative vote of Mr. Levin, and pursuant to the voting agreement, the shares held by Fuente Investment Partnership, would be sufficient, without the concurring vote of any other Stockholder of Holt's Cigar, to elect the directors proposed by the Board of Directors. The affirmative vote of Mr. Levin and the Fuente Investment Partnership would be sufficient, without the concurring vote of any other Stockholder of Holt's Cigar, to: (1)


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
appoint PricewaterhouseCoopers, LLP as Holt's Cigar's independent accountants for the fiscal year ending March 31, 2001, (2) approve the increase by 150,000 of the number of shares of Common Stock which are subject to the 1997 Employee Stock Option Plan; and (3) approve the increase by 75,000 of the number of shares of Common Stock which are subject to the 1997 Non-Management Directors Stock Option Plan.

         The Common Stock trades on the NASDAQ National Market under the symbol HOLT.

         As used herein, the term "Company" refers to Holt's Cigar Holdings, Inc. and its subsidiaries, including Holt's Cigar Co., Inc. ("HCC"), Ashton Distributors, Inc. ("Distributors"), Holt's Company( "HC"), Ashton Pipe Company, Inc. ("AP") and Holt's Mail Order, Inc. ("HMO").

                              ELECTION OF DIRECTORS

         At the 2000 Annual Meeting of Stockholders, the two Class I Directors (out of a total of six directors) are to be elected. The Board of Directors proposes the nominees listed below for re-election as Class II Directors to serve until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Both nominees have served as directors since September 1997. The directors must be elected by a plurality of the votes cast in person or by proxy by Stockholders entitled to vote at the meeting. If for any reason any nominee or nominees become unavailable for election, the proxy holders will vote for such substitute nominee or nominees as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTOR NOMINEES


                                    AGE, DATE SINCE                                                           ALSO SERVES AS A
                                WHICH HAS CONTINUOUSLY              PRINCIPAL OCCUPATION AND                       DIRECTOR
                               SERVED AS A DIRECTOR, AND              BUSINESS EXPERIENCE                     OF THE FOLLOWING
      NAME                      COMMITTEE MEMBERSHIPS                DURING PAST FIVE YEARS                     CORPORATIONS
      ----                      ---------------------                ----------------------                     ------------
Robert G. Levin..............  53, 1980 Chairman of Board,        Chairman of the Board of Directors,
                               Chief Executive Officer &          Chief Executive Officer and
                               President (1972)                   President, Holt's Cigar
                                                                  Company Inc., Ashton
                                                                  Distributors, Inc. and
                                                                  Ashton Holdings, Inc.

Carlos A. Fuente, Sr. (1) ...  65, September 1997; Director       Chairman of the Board of
                                                                  Directors and Chief Executive
                                                                  Officer of Fuente Cigar
                                                                  Ltd.

The following directors will continue to serve after the 2000 Annual Meeting:


                                    AGE, DATE SINCE                                                           ALSO SERVES AS A
                                WHICH HAS CONTINUOUSLY              PRINCIPAL OCCUPATION AND                       DIRECTOR
                               SERVED AS A DIRECTOR, AND              BUSINESS EXPERIENCE                     OF THE FOLLOWING
      NAME                      COMMITTEE MEMBERSHIPS                DURING PAST FIVE YEARS                     CORPORATIONS
      ----                      ---------------------                ----------------------                     ------------
Carlos P. Fuente, Jr. (1) ...  46, September 1997; Director       President and Chief Operating
                                                                  Officer of Fuente Cigar
                                                                  Ltd.

Marvin B. Sharfstein ........  56, September 1997;                V.P. of Corporate                           Proscape Technologies,
                               Director, Compensation             Development & Director                      Inc., Impower, Inc.
                               and Audit Committees               of Cabot Medical Corp.
                                                                  (1983-1996); President
                                                                  MBS Capital Corp. (1996
                                                                  - present)

Harvey W. Grossman ..........  62, September 1997;                Certified Public                            Proscape Technologies
                               Director, Audit and                Accountant and partner                      Inc.
                               Compensation Committees            in Cogen Sklar LLP

Michael Pitkow ..............  51, September 1997; Chief          1985-95 owner of Pitkow
                               Operating Officer (1995),          Associates, media
                               Executive Vice President           service; 1983-85 general
                               and Director (1997)                manager of Cable AdNet

(1) Carlos A. Fuente, Sr. is the father of Carlos P. Fuente, Jr.

                 The Board of Directors held three meetings during the fiscal year ending March 31, 2000. The Company has the following Committees of the Board of Directors: Audit and Compensation. Committee Memberships of the Board of Directors are indicated in the above table. Directors as a whole attended approximately 95% of the aggregate of all Board and Committee meetings (of committees of which they were members). No Director attended less that 75% of the aggregate of all Board and Committee meetings.

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
                 Members of the Board of Directors who are not employees of the Company received $1,000 for each Board and Committee meeting attended since Holt's Cigar's initial public offering of Common Stock on November 24, 1997. Non-employee Directors of Holt's Cigar participate in the Company's stock option plan for non-employee Directors.

                 The Audit Committee, whose Chairman is Mr. Sharfstein, reviews audit reports and the scope of audit by the Company's independent accountants and related matters pertaining to the preparation and examination of the Company's financial statements. From time to time such Committee makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Company's independent accountants. The Audit Committee held two meetings during the fiscal year ended March 31, 2000 and recommended to the Board of Directors the selection of PricewaterhouseCoopers, LLP as the Company's independent accountants for the fiscal year ending March 31, 2001 (See "Selection of Independent Accountants").

                 The Board of Directors, whose Chairman is Mr. Levin, recommended the election of the director-nominees proposed in this Proxy Statement for election by the Stockholders. The Board of Directors, excluding those members whose seats are to be filled by the election of the Annual Meeting, reviews incumbent directors and the qualifications of candidates suggested from all sources, including Board members, management and Stockholders. Stockholders desiring to recommend candidates for election as directors at the Company's 2001 Annual Meeting of Stockholders should submit names and appropriate biographical information to the Secretary of the Company before Thursday, February 1, 2001.

                 For information about the Compensation Committee, see Compensation Committee Report on Executive Compensation.

         PROPOSAL TO AMEND THE COMPANY'S 1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors believes our 1997 Employee Stock Option Plan (the "Plan") is an effective means of attracting, motivating and retaining our key personnel, and that the authorization of additional shares for the grant of options under the Plan will facilitate the achievement of the Plan's purpose.

     In order to provide the Compensation Committee with the ability to issue grants during fiscal 2001 to key personnel and to have available shares in order to attract further key personnel, on June 2, 2000, the Board of Directors amended the Plan, subject to Stockholder approval, to increase the aggregate maximum number of shares for which options may be granted under the Plan by 150,000 from 426,729 to 576,729. As of June 1, 2000, options have been granted under the Plan to purchase 385,568 shares.

1.       SUMMARY OF THE PLAN

         The key features of the Plan are as follows:

         (a) Eligibility. All officers and other key employees of the Company and any of its subsidiaries are eligible to receive options under the Plan.

         (b) Grant. The Plan allows the Board of Directors to grant options as it, in its sole discretion, may determine. Options may be in the form of Incentive Stock Options or Non-Qualified Stock options. The Board of Directors has delegated all of its responsibilities in connection with the administration of granting options to the Compensation Committee, currently composed of Messrs. Sharfstein and Grossman.

         (c) Shares covered by the Plan. The maximum number of shares of the Company's common stock reserved for issuance under the Plan (the "Plan Shares"), as amended, is 576,729 (increased from the 426,729 share maximum prior to this amendment), subject to adjustment on the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If an option granted under the Plan expires or terminates without having been fully exercised for any reason, the Plan Shares underlying such portion of the unexercised option may again be the subject of one or more awards granted pursuant to the Plan. Prior to the date of this Proxy, option grants have been made to the following persons or groups with the underlying share amounts immediately following each person or group) Robert J. Levin, Chairman, President and Chief Executive Officer (120,421); Michael Pitkow, Executive Vice President and Chief Operating Officer (67,860); Keith A. Goorsky, Chief Financial Officer and Treasurer (25,000); all current executive officers as a group (213,281); all other employees as a group (172,287).

         (d) Administration. The Plan is administered by the Compensation Committee formed of the Board of Directors, which

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
is currently composed of Messrs. Sharfstein and Grossman. Each member of the Committee is a non-employee director as such term in defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the Plan, the Committee is authorized to determine the participants to whom, and the times at which, awards under the Plan shall be granted. Furthermore, the Committee determines the type of award to be granted and the number of shares underlying options comprising each such award. The Committee is authorized to determine other terms and conditions of awards which are not inconsistent with the Plan. Any awards granted pursuant to the Plan will be evidenced by an award document setting forth the terms of the award. Interpretation and construction by the Committee of any provision of the Plan or of any award document is final, binding and conclusive. The members of the Committee serve at the pleasure of the Board of Directors and may be replaced at any time by action of the Board.

         (e) No award may be granted under the Plan after September 30, 2006.


         (f) Option Provisions.

                  (i) Exercise Price of Options under the Plan. The Committee determines for each option grant, the exercise price for the shares covered thereby (the "Option Shares"). The exercise price cannot be less than the fair market value of the Option Shares at the time of the grant. If an Incentive Stock Option is granted to an optionee who then owns, directly or indirectly by attribution under Section 424(d) of the Code, shares of the Company's stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price for the Option Shares must be at least 110% of the fair market value of such shares on the date the option is granted.

                  (ii) Payment. Payment for shares of common stock purchased upon the exercise of options may be made by cash or such other method of payment as the Committee may approve.

                  (iii) Term of Options. The right of an optionee to exercise any part of an option granted pursuant to the Plan terminates on the first to occur of the following:

                           (A) Ten years after the date of grant or expiration of the option term specified in the option document as determined by the Committee;

                           (B) Expiration of one year from the date the optionee's employment or service with the Company terminates as a result of the optionee's death or disability;

                           (C) Upon the termination of the optionee's employment or service with the Company other than as a result of the optionee's death or disability, although the Committee may elect to grant such optionee a period, not to exceed ninety days from the date of such optionee's termination of employment or service with the Company, in which to exercise any options; or

                           (D) The effective date of certain sales, mergers, reorganizations or other organic changes to the existence or capital stock of the Company, or immediately upon a liquidation or dissolution of the Company.


                  (iv) Transferability of Options. Options granted under the Plan are not transferable by the optionee except by will or laws of descent and distribution or to the optionee's spouse or lineal descendants, or trusts or partnerships for their sole benefit.

                  (v) Amendment of Option Documents. The Committee may amend the provisions of option documents issued to an optionee, subject to the optionee's consent if the amendment is not favorable to the optionee.

         (g) Amendments of the Plan. The Board of Directors or the Committee may, in their discretion, amend, modify or terminate the Plan at any time and from time to time, but may not, without obtaining shareholder approval within twelve months before or after such action, change the class of individuals eligible to receive an Incentive Stock Option or increase the maximum number of Plan Shares (other than as a result of an adjustment in the event of a stock dividend, stock split, recapitalization or certain other capital adjustments), or make another change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. No amendment or modification to the Plan shall adversely affect any outstanding option, without the consent of the optionee.

2.       FEDERAL INCOME TAX MATTERS

         The following discussion is intended to point out the general principles of current federal income tax law applicable to the options and restricted stock.

         (a)  Incentive Stock Options.

         Incentive Stock Options granted under the Plan are intended to qualify for the favorable federal income tax treatment currently accorded "Incentive Stock Options" as defined under Section 422 of the Code.

         Under the Code, generally no federal income tax is imposed at the time an Incentive Stock Option is granted or exercised. While ordinarily no income is required to be recognized at the time an Incentive Stock Option is exercised, it should be noted that, for purposes of the alternative minimum tax, an Incentive Stock Option is treated as a Non-Qualified Stock Option. Accordingly, the excess of the fair market value of the shares of stock subject to the Incentive Stock Option, determined at the time of exercise, over the exercise price constitutes ordinary income for purposes of the alternative minimum tax. If an optionee disposes of stock acquired pursuant to the exercise of an Incentive Stock Option within the same taxable year as the exercise of such option, then the amount of ordinary income recognized for alternative minimum tax purposes is the lesser of
(i) the excess of the fair market value of the shares over the exercise price at the time the option is exercised, and (ii) the excess of the amount realized on the sale of such stock by the optionee over the exercise price. Accordingly, the exercise of an Incentive Stock Option by an optionee may cause the optionee to incur some alternative minimum tax. For purposes of the alternative minimum tax, the basis of stock acquired through the exercise of an Incentive Stock Option is equal to the fair market value taken into account in determining the amount of ordinary income recognized for alternative minimum tax purposes.

         If the shares of stock acquired upon the exercise of an Incentive Stock Option are not disposed of (i) within two years after the date of the grant of the Incentive Stock Option, or (ii) within one year after the exercise of the Incentive Stock Option, then, generally, any gain realized upon the sale or other disposition of such shares will be treated as long-term capital gain. These holding periods are not applicable to Incentive Stock Options exercised after the death of an optionee by his estate or a person who acquired the right to exercise such Incentive Stock Option by reason of the death of the Optionee.

         The optionee's tax basis, in shares of stock acquired upon the exercise of an Incentive Stock Option, in the event that the entire exercise price is paid in cash, is equal to the exercise price paid. In a case where the optionee pays all or a portion of the exercise price in the form of shares of stock of the Company already owned by him or her, in general, (i) the optionee will not recognize any gain (or loss) with respect to the already-owned shares, but the amount of the gain, if any, which is not so recognized will be excluded from the optionee's bases in the new shares received, and (ii) the new shares received will have a holding period that includes the holding period of the already-owned shares. In the event the already-owned shares used to acquire new shares were acquired pursuant to the exercise of an Incentive Stock Option, the optionee will be treated as having made a Disqualifying Disposition (as defined below) of the already-owned shares if the holding period requirements have not been satisfied.

         In the event an optionee sells or otherwise disposes of shares of stock acquired upon the exercise of an Incentive Stock Option before the expiration of two years after the grant of the Incentive Stock Option or before the expiration of one year after the exercise of the Incentive Stock Option (a "Disqualifying Disposition"), the lesser of (i) the excess of the fair market value of the shares of stock at the time the Incentive Stock Option was exercised over the exercise price of such shares, and (ii) the excess of the amount realized upon such Disqualifying Disposition over the exercise price, is treated as ordinary income at the time of the sale or other disposition. Any gain upon a Disqualifying Disposition which is not treated as ordinary income will be treated as long-term capital gain if the shares of stock have been held for a period of more than one year prior to such disposition. We are generally entitled to a tax deduction equal to the amount of ordinary income, if any, recognized by the optionee upon a Disqualifying Disposition.

         (b) Non-Qualified Stock Options.

         Non-qualified Stock Options granted under the Plan will not qualify for the favorable federal income tax treatment accorded Incentive Stock Options. Generally, an optionee should not recognize any income for federal income tax purposes at the time of the grant of a Non-Qualified Stock Option under the Plan. Upon the exercise of a Non-Qualified Stock Option, the excess of the fair market value of the shares of stock acquired pursuant to such exercise, determined at the time of the exercise, over the exercise price, constitutes ordinary income to the optionee. The Company generally is entitled to a corresponding income tax deduction for the taxable year in which the optionee is required to recognize such ordinary income.

         Optionees who are subject to the short-swing profits rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), unless they elect within 30 days of exercising a Non-Qualified Stock Option to be taxed as of the time of such exercise (on the basis of the fair market value of the stock at the time of such exercise), are permitted to defer the recognition of gain from the exercise until the earlier of (i) the expiration of the six-month period described in such sales, or (ii) the first day on which the sale of such stock at a profit will not subject such optionee to suit under
Section 16(b).

         (c) Restricted Stock.

         Generally, a participant who receives a grant of restricted stock will recognize ordinary income with respect to such stock in the year or years in which such stock ceases to be subject to forfeiture. The amount of ordinary income recognized will be equal to the fair market value of the restricted stock on the date it ceases to be subject to forfeiture. Notwithstanding the general rule, a participant who receives restricted stock which is subject to forfeiture may elect, within 30 days of the issuance of such stock, to include in his or her taxable income for the year of issuance an amount equal to the fair market value of such restricted stock at the date of such issuance. If a participant makes this election, no additional ordinary income is required to be recognized at the time the risk of forfeiture for such restricted stock lapses. However, in the event that such participant actually forfeits the stock, such participant may not deduct the amount previously included in income pursuant to the election. Any dividends paid to a participant on restricted stock prior to the lapse of the risk of forfeiture will be treated as ordinary income.

         We Company will be entitled to a deduction with respect to a restricted stock award in the year in which ordinary income is recognized by the participant on account of such award. Such deduction will be equal to the amount of ordinary income recognized by the participant with respect to such restricted stock.

         (d) Relevance of Distinction Between Capital Gains and Ordinary Income.

         Currently, the maximum rate of tax imposed on ordinary income is 39.6% and the maximum marginal rate of tax imposed on long-term capital gains is 28%. In addition to this difference in tax rates, the distinction between capital gains and ordinary income is relevant for a number of reasons, including the fact that capital losses only are deductible against capital gains and a limited amount ($3,000) of ordinary income.

         The above description is a partial summary of material provisions of the 1997 Stock Incentive Plan and is qualified in its entirety by reference to the 1997 Stock Incentive Plan, a copy of which will be sent without charge prior to the Meeting to any shareholder requesting it from the Secretary of the Company.

         The affirmative vote of the holders of a majority of our Common Stock present at the meeting in person or by proxy is required to approve the amendment to the Plan adopted by the Board as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

                      PROPOSAL TO AMEND THE COMPANY'S 1997
                   NON-MANAGEMENT DIRECTORS STOCK OPTION PLAN

     The Board of Directors believes our 1997 Non-Management Directors Stock Option Plan (the "Director's Plan") is an effective means of attracting, retaining and rewarding our non-management directors by offering them an opportunity to have a greater proprietary interest in our Company and closer identity with us and our financial success, and that the authorization of additional shares for the grant of options under the Director's Plan will facilitate the achievement of the Director's Plan's purpose.

     In order to provide the Compensation Committee with the ability to issue grants during fiscal 2001 to directors, on June 2, 2000, the Board of Directors amended the Director's Plan, subject to Stockholder approval, to increase the aggregate maximum number of shares for which options may be granted under the Director's Plan by 75,000 from 191,088 to 266,088. As of June 1, 2000, options have been granted under the Director's Plan to purchase 191,088 shares.

1.  SUMMARY OF THE DIRECTOR'S PLAN

         The key features of the Director's Plan are as follows:

         (a) Eligibility. All of our non-management directors are eligible to receive options under the plan.

         (b) Grant. Each non-management director is automatically granted the option to purchase 15,000 shares of our Common Stock at fair market value at each annual meeting of stockholders. Each option is evidenced by a written agreement specifying the type of option granted, the exercise price, the terms of payment, the duration of the option and the number of shares of Common Stock to which the option pertains.

         (c) Shares Covered by the Director's Plan. The maximum number of shares of the Company's Common Stock reserved for issuance under the Director's Plan (the "Plan Shares") as amended, is 266,088 (increased from the 191,088 share maximum prior to this amendment), subject to adjustment on the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If any option granted under the Director's Plan expires or terminates for any reason without having been exercised in full, the unpurchased shares shall again be available for Options to be granted under the Director's Plan. Prior to the date of this Proxy, option grants have been made to the following persons or groups with the underlying share amounts immediately following each person, Carlos A. Fuente, Sr., director 47,772, Carlos P. Fuente, Jr., director 47,772, Marvin B. Sharfstein, director 47,772 and Harvey Grossman, director 47,772.

         (d) Administration. The Director's Plan is administered by the Board of Directors. Subject to the provisions of the Director's Plan, the Board shall have authority: (i) to construe and interpret the Director's Plan; (ii) to define the terms used therein; (iii) to prescribe, amend and rescind rules and regulations relating to the Director's Plan; (iv) to establish the fair market value of the Company as required under the Director's Plan; and (v) to make all other determinations necessary or advisable for the administration of the Director's Plan. Interpretation and construction by the Board of any provision of the Director's Plan or of any award document is final, binding and conclusive.

         (e) Term of the Plan. Our Board of Directors may at any time terminate or suspend the Director's Plan without the authorization of Stockholders to the extent otherwise allowed by law.

         (f) Option Provisions

                  (i) Exercise Price of Options Under the Director's Plan. Except as otherwise provided by the Board of Directors, the per share exercise price of each option shall be equal to one hundred (100%) of the Fair Market Value of our Common Stock established by our Board of Directors on a date no more than thirty (30) days prior to the grant of any Option, in the discretion of the Board.

                  (ii) Payment. Payment for shares of Common Stock purchased upon the exercise of options may be made by cash or such other method as the Board of Directors may approve.

                  (iii) Term of Options. The right of an optionee to exercise any part of an option granted pursuant to the Director's Plan terminates on the first to occur of the following:

                           (A) ten years after the date of grant or expiration of the option term specified in the option document as determined by the Board of Directors.

                           (B) Ninety (90) days subsequent to the date that the holder thereof is no longer our director.

                  (iv) Transferability of Options. Options granted under the Director's Plan are not transferable by the optionee except by will or the laws of descent and distribution or to the optionee's spouse or lineal descendants, or trusts or partnerships for their sole benefit.

                  (v) Not an Employment Agreement. Neither the adoption of the Director's Plan nor the grant of any option is deemed to obligate us to employ any non-management director in any capacity or to entitle any non-management director to continue in the director's capacity.

         (g) Amendments of the Director's Plan. Our Board of Directors may, in its discretion, at any time terminate, suspend or modify the Director's Plan without the authorization of our Stockholders. However, the Board of Directors may only amend the Director's Plan with stockholder approval to (1) increase the maximum number of shares which may be issued pursuant to the Director's Plan;
(2) change the minimum purchase price of options; (3) increase the term of the options; or (4) permit the granting of options to anyone other than a non-management director.

         The above description is a partial summary of material provisions of the 1997 Non-Management Directors Stock Option Plan and is qualified in its entirety by reference to the 1997 Non-Management Directors Stock Option Plan, a copy of which will be sent without charge prior to the Meeting to any Stockholder requesting it from our Secretary.

         The affirmative vote of the holders of a majority of our Common Stock present at the meeting in person or by proxy is required to approve the amendment to the Directors Plan adopted by the Board of Directors as described above. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 1997 NON-MANAGEMENT DIRECTORS STOCK OPTION PLAN.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 15, 2000, certain information with respect to the beneficial ownership of the Common Stock by (i) each director of our Company, (ii) each person who is known by us to beneficially own 5% or more of the outstanding shares of Common Stock, (iii) the Company's executive officers earning more than $100,000 in total compensation during the fiscal year ended March 31, 2000, and (iv) all of our executive officers and directors as a group.

                                                                                           SHARES
                                                                                       BENEFICIALLY       PERCENTAGE
       NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                            OWNED            OWNED
       ----------------------------------------                                            -----            -----
Robert G. Levin (2,3)..........................................................           2,927,149         46.9%
Carlos A. Fuente, Sr. (2,4,5,6)................................................           1,570,736         25.2
Carlos P. Fuente, Jr. (2,4,5,6)................................................           1,570,736         25.2
Fuente Investment Partnership (2,4,5)..........................................           1,522,964         24.4
Michael Pitkow (3,6)...........................................................             288,134          4.6
Marvin B. Sharfstein (6).......................................................             274,973          4.4
Harvey W. Grossman (6).........................................................              47,772          0.8
Keith A. Goorsky(3) ...........................................................              26,825          0.4
Palisades Capital Management LLC...............................................             501,024          8.0
All directors and executive officers as a group (7 persons) (3,6)..............           4,345,228         70.0%

(1) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to the shares beneficially owned. The address for Messrs. Levin, Pitkow, Goorsky, Grossman and Sharfstein is 12270 Townsend Road, Philadelphia, Pennsylvania 19154, the address for the Fuente Investment Partnership and Messrs. Fuente is c/o Fuente Cigar Ltd., Zona Franca, Santiago, Dominican Republic. The address for Palisades Capital Management LLC, is 1 Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.

(2) The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin.

(3) Represents shares of Common Stock which may be acquired upon the exercise of options granted by the Company to Messrs. Levin, Pitkow and Goorsky pursuant to the 1997 Employee Stock Option Plan. Mr. Levin has received options to purchase 120,421 shares of Common Stock of which options to purchase 18,040 shares of Common Stock have vested. Mr. Pitkow has received options to purchase 67,860 shares of Common Stock of which options to purchase 9,020 shares of Common Stock have vested. Mr. Goorsky has received options to purchase 25,000 shares of Common Stock of which options to purchase no shares of Common Stock have vested. The totals shown for all directors and officers as a group do not include shares which may be purchased pursuant to the options described in this footnote. If all these options were exercised in full, all directors and officers as a group would beneficially own an additional 213,281 shares of Common Stock, and collectively would beneficially own shares representing 70.5% of all outstanding shares.

(4) The Fuente Investment Partnership is a Florida general partnership, the partnership interests are beneficially owned by Carlos A. Fuente, Sr., Carlos P. Fuente, Jr., and Cynthia Fuente Suarez. Carlos P. Fuente, Jr. and Cynthia Fuente Suarez are the children of Carlos A. Fuente, Sr.

(5) Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr. are deemed the beneficial owners of the shares of Common Stock owned by the Fuente Investment Partnership. Also includes options to purchase 47,772 shares of Common Stock each granted pursuant to the Non-Management Director Stock Plan.

(6) Represents shares of Common Stock which may be acquired upon the exercise of options granted by the Company. Each of Mr. Fuente, Sr., Fuente Jr., Sharfstein and Grossman have received options to purchase 47,772 shares of Common Stock each granted pursuant to the Non-Management Director Stock Plan. In 1996, Messrs. Pitkow and Sharfstein received options to purchase 216,485 shares of Common Stock each. The totals shown for all directors and officers as a group do not include shares which may be purchased pursuant to the options described in this footnote. If all these options were exercised in full, all directors and officers as a group would beneficially own an additional 404,369 shares of Common Stock, and collectively would beneficially own shares representing 76.1% of all outstanding shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Such persons are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon its involvement in the preparation of certain of such forms, a review of the copies of other such forms received by it and the written representations from certain reporting entities that no Form 5 was required for each such entity, the Company believes that with respect to the fiscal year ended March 31, 2000 all such Section 16(a) filing requirements were satisfied.

                              CERTAIN TRANSACTIONS

Relationships with Fuente Cigar Ltd. and Related Parties. In the fiscal years ended March 31, 1998, 1999 and 2000, we purchased approximately $9.3 million, $11.0 million and $12.0 million, respectively, of premium cigars from Fuente Cigar Ltd. ("Fuente Cigar"), representing approximately 55%, 61% and 58% respectively, of premium cigar purchases for such periods. At March 31, 2000, approximately $1,348,000 was due to Fuente Cigar for premium cigars sold to the Company. Two of the principal executive officers of Fuente Cigar, Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr., are directors of the Company and a related family partnership owns approximately 24.4% of the shares of the outstanding Common Stock of the Company. Robert G. Levin, Chairman of the Board, Chief Executive Officer and President of the Company and an affiliate of Fuente Cigar had previously entered into a consulting agreement whereby such affiliate paid Mr. Levin the sum of $50,000 per year for consulting services. This agreement has been terminated. The Company has entered into two agreements with Fuente Cigar, a Private Label Manufacturing Agreement ("PLMA") and an Exclusive Distributorship Agreement.

Private Label Manufacturing Agreement. The Company entered into the PLMA with Fuente Cigar in April 1997 whereby Fuente Cigar agreed to sell the Company a minimum of 5 million premium cigars per year for an initial term of ten years and the Company agreed to use its best reasonable efforts to purchase at least 5 million premium cigars during each year of the term of the PLMA. In addition, Fuente Cigar has agreed to use its best reasonable efforts to sell to the Company premium cigars in excess of the 5 million per year. The premium cigars supplied by Fuente Cigar pursuant to the PLMA include the Company's proprietary Ashton and Holt's brand premium cigars, as well as other premium cigars manufactured by Fuente Cigar under its trademarks, and comprise those brands in such amounts, sizes and shapes as determined by Fuente Cigar. Fuente Cigar supplied the Company with 3.3 million premium cigars in the fiscal year ended March 31, 1997, 4.6 million premium cigars in the fiscal year ended March 31, 1998, 6.0 million premium cigars for the fiscal year ended March 31, 1999, and
4.8 million premium cigars for the fiscal year ended March 31, 2000. The purchase price for premium cigars delivered under the PLMA is set by Fuente Cigar at the market price in effect from time to time. The PLMA specifies that while the Company owns the trademark to the name Ashton, Fuente Cigar owns the formula used to blend the tobacco contained in the Ashton cigars. The PLMA permits noncompliance with the obligations of Fuente Cigar to sell 5 million premium cigars per year for various reasons, including but not limited to, a shortage of labor or the inability to secure materials and supplies at reasonable prices. The PLMA provides that it is to be interpreted and enforced under Florida law. However, the agreement specifically prohibits any actions for specific performance and damages in the event of a breach of the PLMA by Fuente Cigar. In the event that a competitor of Fuente Cigar were to acquire control of the Company, Fuente Cigar may, after the expiration of an eight month period commencing on the date of such change in control, give notice of the termination of the PLMA effective one year from the date of such notice. If Fuente Cigar does not give such notice, the PLMA will automatically be renewed for successive one year terms provided neither party gives notice of termination.

Exclusive Distributorship Agreement. In September 1997, the Company and Fuente Cigar entered into an exclusive distributorship agreement whereby Fuente Cigar agreed to develop with the Company up to three new premium cigar brands to be manufactured by Fuente Cigar, and to be exclusively distributed by the Company on a worldwide basis. Cigars manufactured for the Company under this agreement will be applied to the annual minimum requirement under the PLMA. The initial term of this agreement expires on August 31, 2007. The Company is obligated to use its best reasonable efforts to promote these new brands. Under the terms of this agreement, Fuente Cigar manufactured and the Company launched the brand "Premium Dominicana" during the summer of 1998. Fuente Cigar supplied the Company with 628,000 Premium Dominicana cigars during the fiscal years ended March 31, 1999 and March 31, 2000, respectively.

 Shareholders' Agreement. The Fuente Investment Partnership and Robert G. Levin have entered into an agreement which provides that Mr. Levin will vote all of his shares of Common Stock for the election of two directors nominated by the Fuente Investment Partnership (currently Carlos A. Fuente, Sr. and Carlos P. Fuente, Jr.) and the Fuente Investment Partnership will vote all of its shares of Common Stock for the remainder of the directors to be nominated by Mr. Levin including Messrs. Grossman and Pitkow. This agreement also requires unanimous approval by the Company's Board of Directors prior to the issuance of any preferred stock. In addition, the agreement grants each party a right of first refusal on sales of Common Stock by the other party and provides for each party to participate on a percentage basis in any transaction involving the sale of Common Stock. This agreement also provides for the Fuente Investment Partnership to have the right to acquire all of the shares of Common Stock, upon the death of permanent disability of Mr. Levin, and for Mr. Levin to have the right to purchase all of the shares of Common Stock owned by the Fuente Investment Partnership upon the death or permanent disability of the last of Carlos A Fuente, Sr., Carlos P. Fuente, Jr. and Cynthia Fuente Suarez.

 Philadelphia Retail Store Lease. The Company currently leases from Robert G. Levin the entire two-story building comprising approximately 4,700 square feet in which the Company's Center City Philadelphia retail store is located. The Company's retail store occupies 3,000 square feet on the street level, and the Company sublets approximately 1,700 square feet on the second floor to an unrelated third party. The Company paid approximately $75,000 to Mr. Levin under this lease in each of the fiscal years ended March 31, 1998 and 1999, respectively, and $112,500 in the fiscal year ended March 31, 2000. The Company and Mr. Levin recently negotiated an extension of the term of this lease through May 31, 2009. The rent payable to Mr. Levin prior to the extension was $6,250 per month, or $75,000 per year, which was increased to the current market rental of $10,000 per month, or $120,000 per year.

 Loan to Shareholder. In May, 1999, the Company loaned Mr. Levin the sum of $700,000 secured by a pledge of the Company's Common Stock owned by Mr. Levin and equal in current market value to 150% of the outstanding principal balance of this loan from time to time. This loan is for a term of five years, and is payable interest only, at an annual rate of 6.00% in semi-annual installments. As of March 31, 2000, the outstanding principal balance of this loan is $700,000.

 Company Purchase of Stock. In February, 2000, Carol Cohn, the sister of Mr. Levin, pursuant to an Option Agreement between the Company and Carole Cohn (the "Agreement"), agreed to purchase forty thousand (40,000) shares (the "Shares") of Common Stock of the Company. The exercise price for the Shares, as set forth in the Agreement, was $0.50 cents per share (the "Exercise Price") or $20,000.00 total. The Company agreed to purchase the Shares acquired upon exercise of the Option Agreement for $3.75 per Share, a per share price that was $0.0375 per share less than the closing price for the Company's Common Stock as reported on NASDAQ on February 16, 2000, for a total purchase price of $150,000 (the "Purchase Price"). In lieu of exchanging checks, the Company paid the net amount of $130,000, representing the difference between the Purchase Price and the Exercise Price. In accordance with an Agreement between the Company, Mr. Levin and Carole Cohn, the Shares acquired in the exercise of the option by Ms. Cohn, and subsequently purchased by the Company, were transferred to the Company by Mr. Levin pursuant to a Stock Transfer Agreement dated February 17, 2000.

         All of the foregoing transactions between the Company and the foregoing persons and entities were on substantially the same terms and conditions as if such transactions would have been entered into with unrelated third parties. The Company has a policy that any future transactions between it and any of its officers, directors, principal Stockholders or the affiliates of the foregoing persons be on terms no less favorable to the Company that could reasonably be obtained in arm's length transactions with the independent third parties, and that any such transactions also be approved by a majority of the Company's directors who are disinterested in the transaction.

         The information given in this Proxy Statement with respect to the five year business experience of each director, beneficial ownership of stock, interlocks and the respective interests of persons in transactions to which the Company or any of its subsidiaries was a party (other that as appears from the records of the Company), is based upon statements furnished to the Company by its directors and officers.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") comprises Messrs. Sharfstein and Grossman, neither of whom are officers or employees of the Company. The Compensation Committee's duties include the design, implementation and administration of the Company's compensation and benefits policies and practices for executive officers and key managerial employees. In accordance with the rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and certain other highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Compensation Policies. The Company's executive compensation program is designed to attract, retain and motivate the management talent necessary to achieve the Company's business objectives and to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior management; (ii) align senior management's interests with those of the Company's shareholders by linking compensation to the enhancement of long-term shareholder value; and (iii) provide an appropriate level of base compensation for senior management.

Elements of Compensation. The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the form of annual incentive compensation and stock option awards. While these elements of compensation are considered independently, the Compensation Committee also takes into account the full compensation package offered by the Company to each executive, including pension benefits, insurance and other benefits, as well as the compensation described below.

Base Salary. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held, the relevant experience of such individual, and by reference to the historical levels of salaries paid by the Company.

Adjustments to each executive's base salary are based upon a periodic evaluation of the performance of the Company and each executive officer, as well as the financial results of the Company's business operations. The Compensation Committee takes into account the effect of corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performances measures. These may include increases in market share, improvements in relations with customers, suppliers and employees, and implementation of management plans and directives.

Annual Incentive Compensation Awards. The variable compensation payable annually to executive officers (including the Chief Executive Officer) consists of two parts, an annual or more periodic cash incentive award, and awards of stock options under the Company's 1997 Employee Stock Option Plan. Cash incentive awards are designed to provide an additional incentive for senior management to perform their responsibilities, and represent a more immediate reward for excellence in the execution of their responsibilities, as evidenced by the financial performance of the Company.

Stock Option Awards. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to, and retain those executives and other key employees who have made the greatest contribution to the business of the Company, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of each option granted under the Company's 1997 Employee Stock Option Plan (the "Stock Option Plan") is the average closing price of the Common Stock on the five trading days prior to the date of each grant, except for certain employees who commenced their employment between November 24, 1997 (the date of the Company's initial public offering of Common Stock) through July 1, 1998, who received options with exercise prices equal to the initial public offering price of $11.00 per share, which exercise price was above the then trading range of the Common Stock. The Compensation Committee believes that these stock options more closely align the grantees interests with those of its Stockholders, and focus management on increasing profitability and long-term Stockholder value.

 Messrs. Levin, Pitkow and Cox were the only persons who received awards under this plan during the fiscal year ended March 31, 2000. Mr. Levin was granted options to purchase 66,300 shares of common stock at an exercise price of $7.49 per share, Mr. Pitkow was granted options to purchase 40,800 shares of common stock at an exercise price of $6.81 per share, and Mr. Cox was granted options to purchase 20,000 shares of common stock at an exercise price of $11.00 per share. When Mr. Goorsky was hired as Chief Financial Officer of the Company in September 1999, he received 25,000 options to purchase Series A Common Stock with an exercise price of $3.825 per share.

 Deductibility of Compensation. The Compensation Committee has not adopted any formal policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which prohibits the deductibility of certain compensation paid in excess of $1,000,000. While the Compensation Committee will continue to give due consideration to the deductibility of compensation payments to the Company's executive officers, the Compensation Committee will make its decisions based upon an overall determination of what the Committee believes to be in the best interests of the Company and its Stockholders, and deductibility will be only one among a number of factors to be considered by the Compensation Committee in determining compensation matters.

 Compensation of the Chief Executive Officer. Prior to the Company's initial public offering of its Common Stock, the Company entered into a five year employment agreement with Robert G. Levin, Chairman of the Board, President and Chief Executive Officer of the Company, effective as of October 1, 1997, which established a minimum base salary of $400,000, and which provides for annual review by the Company with respect to increases. In addition to the increase in salary as set forth in Mr. Levin's employment agreement, 66,300 options were granted to Mr. Levin at an exercise price of $7.49 per share during the fiscal year ended March 31, 2000. In addition to a cash incentive of $40,000, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved a $700,000 loan to Mr. Levin as described above in "Certain Transactions".

                  EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

The Executive Officers of the Company are as follows:

Robert G. Levin is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Levin has been engaged in the business of the Company since 1972, and has been Chairman of the Board, Chief Executive Officer and President since 1980.

Michael Pitkow joined the Company in October 1995 as Chief Operating Officer and Executive Vice President and has been a Director of the Company since September 1997. From 1985 through October 1995, Mr. Pitkow was the owner of Pitkow Associates, a media service and marketing communications company. From 1983 to 1985, Mr. Pitkow was general manager of Cable AdNet, then Philadelphia's largest cable advertising interconnect company.

Keith A. Goorsky was appointed Chief Financial Officer of the Company effective as of October 8, 1999. Prior to joining the Company, Mr. Goorsky was the owner of Goorsky & Associates, a financial and general management consulting firm. From 1982 to 1997 Mr. Goorsky was the Vice President of Finance and Chief Financial Officer of Day-Timers, Inc.

The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and Executive Vice President, the only executive officers of the Company whose total compensation exceeded $100,000 in the last three fiscal years of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                  SECURITIES
                                            FISCAL      SALARY     BONUS      OTHER ANNUAL       UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR        ($)        ($)       COMPENSATION       OPTIONS/SARS      COMPENSATION
       ---------------------------           ----        ---        ---       -------------      ------------      ------------
                                                                                   ($)               (#)            ($)(1)(2)
                                                                                   ---               ---            ---------
       Robert G.  Levin                      2000      $450,000   $50,000        $34,666            65,000            $6,231

       Chairman, CEO & President             1999      $442,308   $25,000        $27,379            53,060            $4,750

                                             1998      $421,286                  $44,281                              $4,750

                                                                                                  SECURITIES
                                            FISCAL      SALARY     BONUS      OTHER ANNUAL       UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR        ($)        ($)       COMPENSATION       OPTIONS/SARS      COMPENSATION
       ---------------------------           ----        ---        ---       -------------      ------------      ------------
                                                                                   ($)               (#)            ($)(1)(2)
                                                                                   ---               ---            ---------
                                             1997      $335,973                                                       $4,750

       Michael Pitkow                        2000      $200,000   $20,000        $4,533             40,000            $7,308

       COO & Exec.  VP                       1999      $195,769   $30,000        $2,732             26,530

                                             1998      $154,780   $10,000                          213,302

                                             1997      $111,039    $5,000

       Keith A. Goorsky                      2000      $57,077     $2,500                           25,000                 0

       CFO, Treasurer

       (1) Pursuant to the Securities and Exchange Commission rules on executive compensation disclosure, 'All Other Compensation' does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) ten percent of the combined salary and bonus for such person in Fiscal 1997.

       (2) Represents the Company's matching contribution pursuant to its 401(k) defined contribution plan.

       EMPLOYMENT AGREEMENTS

       The Company has employment agreements with Messrs. Levin, Pitkow and Goorsky. Mr. Levin's employment agreement, effective as of October 1, 1997, provides for a minimum base salary of $400,000, to be reviewed at least annually and to be adjusted based upon his performance, and has a term of five years. This agreement is automatically renewed each year to maintain a five-year term if neither party gives a notice of termination. Mr. Pitkow's employment agreement, effective as of October 1, 1997, provides for a minimum base salary of $150,000 per year, to be reviewed at least annually, and expires on March 31, 2001. Mr. Goorsky's employment agreement, effective as of September 22, 1999, provides for a minimum base salary of $110,000, to be reviewed annually. This employment agreement expires on September 21, 2000.

                            STOCK PERFORMANCE GRAPHS

         The following graph compares the percentage change in the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Company's peer group for the Company's fiscal year ended March 31, 2000, assuming an investment of $100 on April 1, 1998.

                                    [GRAPHIC]



         (a) The Company was required to amend its "Peer Group Index" for the fiscal year ended March 31, 2000 because Consolidated Cigar Holdings was acquired as of January 22, 1999 and its stock ceased trading.

                     5 YEAR CUMULATIVE TOTAL RETURN SUMMARY

                                 STARTING BASIS

       DESCRIPTION                                            11/97                  1998               1999          2000
       -----------                                            -----                  ----               ----          ----
       HOLT'S CIGAR HOLDINGS ($)                             $100.00                $71.59             $37.38

       S & P 500 ($)                                         $100.00                $121.27           $143.66

       S & P Smallcap ($)                                    $100.00                $112.48            $90.95

       Peer Group Only ($)                                   $100.00                $56.81             $29.84

       Peers & Your Company ($)                              $100.00                $57.70             $30.29

         The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment (change in year-end stock price plus reinvested dividends, if any) for the period shown for the Company, the Standard & Poor's 500 Stock Index and the Company's peer group is based upon the stock price or composite index on March 31, 2000.

                                  OTHER MATTERS

Selection of Independent Accountants. The Board of Directors has proposed, and recommends the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the current fiscal year, ending March 31, 2001. The Board of Directors expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Report on Form 10-K. The Company filed its annual report on Form 10-K for the fiscal year ended March 31, 2000 with the Securities and Exchange Commission on June 29, 2000. A copy of the report, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of this report should be directed to Investor Relations, Holt's Cigar Holdings, Inc., 12270 Townsend Road, Philadelphia, PA 19154.


                                                          /s/ Michael Pitkow,
                                                          Secretary

Philadelphia, Pennsylvania
June 29, 2000

                           HOLT'S CIGAR HOLDINGS, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 7, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert G. Levin and Michael Pitkow, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Holt's Cigar Holdings, Inc., (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Radisson Hotel Philadelphia Northeast, U.S. Route 1 at Old Lincoln Highway, Trevose, PA 19053 on SEPTEMBER 7, 2000, at 10:00 A.M., local time, and at any adjournment thereof as follows:

1. For the election of two directors, to serve until their successors are duly elected, as described in the accompanying Proxy Statement.

                 FOR all nominees listed           / /                         WITHHOLD authority to vote for           / /
                 (except as marked to the contrary below).                      all  nominees listed below.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

                Robert G. Levin               Carlos A. Fuente, Sr.

2. PROPOSAL TO RATIFY appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2001.

               / / FOR             / / AGAINST               / / ABSTAIN

3. PROPOSAL TO APPROVE the increase in the number of shares of the Company's common stock subject to the Company's 1997 Employee Stock Option Plan by 150,000.

               / / FOR             / / AGAINST               / / ABSTAIN

4. PROPOSAL TO APPROVE the increase in the number of shares of the Company's common stock subject to the Company's 1997 Non-Management Directors Stock Option Plan by 75,000.

               / / FOR             / / AGAINST               / / ABSTAIN

The Board of Directors recommends a vote FOR the election of the nominees listed above and FOR proposals 2, 3 and 4.

                           (CONTINUED ON REVERSE SIDE)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

                                            DATED: _____________________ , 2000


                                                         Signature


                                                  Signature if held jointly

                                            Note: This proxy should be dated and
                                            signed by the stockholder exactly as
                                            his name appears hereon. When shares
                                            are held by joint tenants, both
                                            should sign. When signing as an
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.